UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2014

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts	01915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On October 3, 2014, Axcelis Technologies, Inc. (“Axcelis” or the “Company”) and Middleton Beverly Investors LLC (“Middleton”) entered into a Real Estate Sale Agreement pursuant to which Axcelis will sell, and Middleton will buy, the Company’s headquarters building at 108 Cherry Hill Drive, located on approximately 37 acres in Beverly, Massachusetts (the “Property”), in exchange for a purchase price of $50 million, payable in cash on the closing date (the “Purchase Agreement”). The Company will retain ownership of approximately 23 acres of adjacent property after the closing.

Middleton’s obligation to purchase the Property is subject to their satisfactory completion of due diligence regarding the Property during a 45 day period from the date of the Purchase Agreement.  The closing under the Purchase Agreement is conditioned on (a) the entry of the parties into a Lease Agreement pursuant to which Axcelis will lease the Property for a 22 year term, at an annual rent of $4.485 million for the first three years and $5.030 million for the fourth year, increasing 2.5% annually beginning in the fifth year, and (b) other customary acquisition closing conditions.

At the closing under the Purchase Agreement, the Company will pay off the outstanding mortgage on the Property held by Northern Bank & Trust Company in the principal amount of $14.7 million, plus accrued interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2014	Axcelis Technologies, Inc.

	By:	/s/ KEVIN J. BREWER
Kevin J. Brewer
Executive Vice President
and Chief Financial Officer